Exhibit 99.1

For Immediate Release

Kinetic Concepts, Inc. Prices Convertible Notes

San Antonio, TX – April 16, 2008 –Kinetic Concepts, Inc. (NYSE: KCI) today announced the pricing of its offering of $600 million aggregate principal amount of 3.25% convertible senior notes due 2015.  KCI has also granted an option to the initial purchasers to purchase up to an additional $90 million aggregate principal amount of notes to cover over-allotments.

•                  The coupon on the notes will be 3.25% per year on the principal amount.  Interest will accrue from April 21, 2008, and will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2008.

•                  The notes will mature on April 15, 2015, unless previously converted or repurchased in accordance with their terms. The notes are not redeemable by KCI prior to the maturity date.

•                  Upon conversion, holders will receive cash up to the aggregate principal amount of the notes being converted and shares of KCI common stock in respect of the remainder, if any, of KCI’s conversion obligation in excess of the aggregate principal amount of the notes being converted. The initial conversion rate for the notes will be 19.4764 shares of KCI common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $51.34 per share of common stock and represents a 27.5% conversion premium over the last reported sale price of KCI’s common stock on April 15, 2008, which was $40.27 per share. The conversion rate and the conversion price will be subject to adjustment in certain events, such as distributions of dividends or stock splits.

•                  In connection with the offering, KCI entered into convertible note hedge and warrant transactions with financial institutions that are affiliates of two of the offering’s initial purchasers to increase the effective conversion price of the notes to approximately $60.41, which is approximately 50% higher than the closing price of KCI’s common stock on April 15, 2008.

KCI intends to use a portion of the net proceeds from the offering to pay the estimated $42.3 million cost of the convertible note hedge transactions, taking into account the proceeds to KCI from the warrant transactions, and to use the balance of the net proceeds to fund a portion of the purchase price of the proposed acquisition of LifeCell Corporation, repay certain indebtedness of KCI, provide ongoing working capital and provide for other general corporate purposes of the combined company.  The closing of the sale of the notes is expected to occur on April 21, 2008, subject to the satisfaction of various customary closing conditions.

KCI has been advised that, in connection with establishing their initial hedge of the convertible note hedge and warrant transactions described above, KCI’s counterparties or their affiliates expect to enter into various derivative transactions with respect to KCI common stock concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing, or preventing a decline in, the price of KCI common stock concurrently with or shortly after the pricing of the notes. KCI has been further advised that its counterparties or their affiliates may modify their respective hedge positions by entering into or unwinding various derivative transactions with respect to KCI common stock and/or by purchasing or selling KCI common stock in secondary market transactions during the term of the notes. In particular, such hedge modification transactions are likely to occur during an observation period related to any conversions of the notes, which may have a negative effect on the amount or value of the consideration received in relation to the conversion of those notes. Any of these activities could adversely affect the value of KCI common stock and the value of consideration that holders may receive upon conversion of the notes.

The notes and the shares of common stock underlying the notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and will be offered only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Forward Looking Statements

This communication contains forward-looking statements, which may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, “continue”, or the negative of such terms, or other comparable terminology. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  Such forward-looking statements include, but are not limited to, statements about the proposed transaction, KCI’s ability to implement its strategic and business initiatives, including its proposed acquisition of LifeCell, financial expectations and intentions and other statements that are not historical facts.  Additional risks and factors are identified in KCI’s filings with the U.S. Securities Exchange Commission (the “SEC”), including its Report on Form 10-K for the fiscal year ending December 31, 2007, which is available on the SEC’s website at http://www.sec.gov.  KCI undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Kinetic Concepts, Inc.

FOR MORE INFORMATION, CONTACT:

Investors:

David Holmes (210) 255-6892

David.holmes@kci1.com

Media:

Kristie Madara (210) 255-6232

Kristie.madara@kci1.com

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